EXHIBIT 99
                                              [GRAPHIC OMITTED][GRAPHIC OMITTED]

                          THERMOGENESIS CORP. ANNOUNCES
                       FOURTH QUARTER AND YEAR END RESULTS

Three (3) Essential Milestones Completed for the Company: AXPTM Development, Completion of CryoSeal(R) US Pivotal Trial Enrollment and TPDTM European Launch

Rancho Cordova, California (September 9, 2005) - ThermoGenesis Corp. (Nasdaq:
KOOL) today announced results for its fourth quarter and year ended June 30, 2005. Net revenues for the quarter ended June 30, 2005 were $3,099,000, a reduction of 15% compared to $3,636,000 for the fourth quarter of fiscal 2004. For the year ended June 30, 2005, the Company's net revenues were $10,177,000, a reduction of 13% compared to $11,646,000 for the prior year. Lower revenues resulted from the delay in passage of the National Cord Blood Stem Cell Bill and later than anticipated launch of the AXP blood component processing device.

Gross profit for the fourth quarter was $904,000 or 29% of net revenues, a decrease compared to $1,244,000 or 34% for the fourth quarter ended June 30, 2004. For the year ended June 30, 2005, the gross profit decreased to $3,088,000 or 30% compared to $3,802,000 or 33% for the prior year. This reduction in gross profit was due to a lower percentage of higher margin BioArchive(R) units sold and the loss of service revenues with higher margin.

Net loss for the quarter ended June 30, 2005, was $2,383,000 or $0.05 per basic and diluted share, compared to a $1,097,000 net loss or $0.02 per basic and diluted share for the quarter ended June 30, 2004. For the year ended June 30, 2005, the net loss was $8,220,000 or $0.18 per basic and diluted share, compared to $4,777,000 or $0.11 per basic and diluted share for the year ended June 30, 2004. The combination of R&D expenses for completing the development of the AXP and expediting costs for completing enrollment for the CryoSeal PMA clinical trials; both contributed significantly to increased loss this past quarter and year end. R&D expenses for the year ended June 30, 2005 were $5,673,000, an increase of $2,201,000 or 63% compared to $3,472,000 in prior year.



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For the year ended June 30, 2005, the BioArchive product line generated
$7,130,000 in revenues, a decrease of $615,000 or 8% as compared to $7,745,000 in prior year. BioArchive disposables continued to grow in FY2005, increasing by 11% over prior year. In spite of this continued disposable growth, the Company sold only 21 devices in the year ended June 30, 2005, versus 26 in the year ended June 30, 2004. The sale of BioArchive devices outside the U.S. is heavily dependent on government funding, which can be erratic. Included in the 26 devices shipped in the prior year were five units to Japan. There were no BioArchive devices shipped to Japan in fiscal 2005.

For the year ended June 30, 2005, ThermoLine service revenue was $140,000, a decrease of $690,000 or 83% compared to $830,000 in prior year. The decrease is primarily due to a reduction in freezer units covered under a service contract with ZLB, formerly Aventis, and also the termination of the service contract as of October 31, 2004.

Kevin Simpson, President and COO commented, "We anticipate the launch of the CryoSeal in U.S., the TPD in Europe, and AXP worldwide to positively affect both our revenues and gross profit over the next 12 to 18 months. We are pleased with the reception and early feedback on both the AXP and TPD and look for both of these products to make quick adoption in the market place."

The Company reported a cash balance of $9,568,000 and working capital of $13,085,000 at June 30, 2005 compared to $16,612,000 of cash and $19,798,000 of working capital at June 30, 2004.



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Company Conference Call

Management will host a conference call today, September 9, 2005 at 11:00 AM PDT to review the financial results and other corporate events, followed by a Q&A session. The call can be accessed by dialing: (800) 860-2442 within the U.S. or
(412) 858-4600 outside the U.S and giving the conference name "ThermoGenesis". Participants are asked to call the assigned number approximately 5 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing: (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and entering the following account number when prompted `370990'.

About ThermoGenesis Corp.

ThermoGenesis Corp. is a leader in enabling technologies for cell therapeutics. The Company's technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive System as a critical enabling technology for cryogenic archiving of stem cells for transplant, while its CryoSeal FS System is used to prepare hemostatic and adhesive surgical sealants from the patient's blood in about an hour. ThermoGenesis Corp. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:
                               ThermoGenesis Corp.
                         Matthew Plavan: (916) 858-5100
                 or visit the web site at www.thermogenesis.com


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                               THERMOGENESIS CORP.
                       Condensed Statements of Operations
                                    Unaudited

                                                Three Months Ended                      Years Ended
                                                         June 30,                         June 30,
                                                 2005              2004                2005             2004
                                            ---------------- ------------------   ---------------- ----------------


Net revenues                                     $3,099,000         $3,636,000        $10,177,000      $11,646,000

Cost of revenues                                  2,195,000          2,392,000          7,089,000        7,844,000
                                            ---------------- ------------------   ---------------- ----------------

    Gross profit                                    904,000          1,244,000          3,088,000        3,802,000
                                            ---------------- ------------------   ---------------- ----------------
     Gross profit %                                     29%                34%                30%              33%
Expenses:

  Selling, general and administrative             1,605,000          1,412,000          5,837,000        5,174,000

  Research and development                        1,732,000            968,000          5,673,000        3,472,000
                                            ---------------- ------------------   ---------------- ----------------

    Total operating expenses                      3,337,000          2,380,000         11,510,000        8,646,000

Interest and other income, net                       50,000             39,000            202,000           67,000
                                            ---------------- ------------------   ---------------- ----------------

Net loss                                        ($2,383,000)       ($1,097,000)       ($8,220,000)     ($4,777,000)
                                            ================ ==================   ================ ================

Basic and diluted net loss per common
share                                                ($0.05)            ($0.02)            ($0.18)          ($0.11)
                                            ================ ==================   ================ ================

Shares used in computing per share data          45,859,348         44,650,439         45,427,047       41,779,818
                                            ================ ==================   ================ ================

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                               THERMOGENESIS CORP.
                            Condensed Balance Sheets
                                    Unaudited
                                                                      June 30,                   June 30,
                                                                        2005                       2004
                                                             --------------------------- --------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                  $9,568,000                $16,612,000
  Accounts receivable, net                                                    2,917,000                  3,107,000
  Inventory                                                                   3,280,000                  2,470,000
  Other current assets                                                          469,000                    582,000
                                                             --------------------------- --------------------------

      Total current assets                                                   16,234,000                 22,771,000

Equipment, net                                                                1,184,000                  1,146,000

Other assets                                                                     48,000                    197,000
                                                             --------------------------- --------------------------

                                                                            $17,466,000                $24,114,000
                                                             =========================== ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                           $1,791,000                 $1,709,000
  Other current liabilities                                                   1,358,000                  1,264,000
                                                             --------------------------- --------------------------

      Total current liabilities                                               3,149,000                  2,973,000

Long-term liabilities                                                           286,000                    173,000

Stockholders' equity                                                         14,031,000                 20,968,000
                                                             --------------------------- --------------------------

                                                                            $17,466,000                $24,114,000
                                                             =========================== ==========================

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